Investor Contact:	Media Contact:
Paul Trussell	Virginia Rustique-Petteni
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2025 FIRST QUARTER RESULTS

BEAVERTON, Ore., Oct. 1, 2024 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2025 financial results for its first quarter ended August 31, 2024.

•First quarter revenues were $11.6 billion, down 10 percent on a reported basis compared to the prior year and down 9 percent on a currency-neutral basis*
•NIKE Direct revenues were $4.7 billion, down 13 percent on a reported basis and down 12 percent on a currency-neutral basis
•Wholesale revenues were $6.4 billion, down 8 percent on a reported basis and down 7 percent on a currency-neutral basis
•Gross margin increased 120 basis points to 45.4 percent
•Diluted earnings per share was $0.70 for the first quarter, down 26 percent

On September 19, 2024, NIKE, Inc. announced that the Board of Directors of the Company appointed Elliott Hill as President and CEO of the Company, effective as of October 14, 2024. Given the Company is reporting Q1 results in the midst of a CEO transition, it will address its approach to guidance on the conference call. In addition, the Company's previously announced Investor Day is being postponed.

"NIKE's first quarter results largely met our expectations. A comeback at this scale takes time, but we see early wins — from momentum in key sports to accelerating our pace of newness and innovation," said Matthew Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. "Our teams are energized as Elliott Hill returns to lead NIKE's next stage of growth."

First Quarter Income Statement Review

•Revenues for NIKE, Inc. were $11.6 billion, down 10 percent on a reported basis compared to the prior year and down 9 percent on a currency-neutral basis.
◦NIKE Brand Revenues were $11.1 billion, down 10 percent on a reported basis and down 9 percent on a currency-neutral basis, due to declines across all geographies.
◦NIKE Direct revenues were $4.7 billion, down 13 percent on a reported basis and down 12 percent on a currency-neutral basis, primarily due to a 20 percent decrease in NIKE Brand Digital, partially offset by a 1 percent increase in NIKE-owned stores.
◦Wholesale revenues were $6.4 billion, down 8 percent on a reported basis and down 7 percent on a currency-neutral basis.
◦Revenues for Converse were $501 million, down 15 percent on a reported basis and down 14 percent on a currency-neutral basis, due to declines across all territories.
•Gross margin increased 120 basis points to 45.4 percent, primarily due to lower NIKE Brand product costs, lower warehousing and logistics costs, and benefits from strategic pricing actions from the prior year.
•Selling and administrative expense decreased 2 percent to $4.0 billion.
◦Demand creation expense was $1.2 billion, up 15 percent, primarily due to an increase in brand marketing expense, reflecting investment in key sports events.
◦Operating overhead expense decreased 7 percent to $2.8 billion, primarily due to lower wage-related expenses.
•The effective tax rate was 19.6 percent compared to 12.0 percent for the same period last year, primarily due to a one-time item benefit in the first quarter of the prior year provided by the delay of the effective date of U.S. foreign tax credit regulations.
•Net income was $1.1 billion, down 28 percent, and Diluted earnings per share was $0.70, a decrease of 26 percent.

August 31, 2024 Balance Sheet Review

•Inventories for NIKE, Inc. were $8.3 billion, down 5 percent compared to the prior year, reflecting product mix shifts and lower product input costs.
•Cash and equivalents and short-term investments were $10.3 billion, up approximately $1.5 billion from last year, as cash generated by operations was partially offset by share repurchases, cash dividends and capital expenditures.

Shareholder Returns

NIKE continues to have a strong track record of consistently increasing returns to shareholders, including 22 consecutive years of increasing dividend payouts.

In the first quarter, the Company returned approximately $1.8 billion to shareholders, including:
•Dividends of $558 million, up 6 percent from the prior year.
•Share repurchases of $1.2 billion, reflecting 14.8 million shares retired as part of the Company’s four-year, $18 billion program approved by the Board of Directors in June 2022.

As of August 31, 2024, a total of 99.7 million shares have been repurchased under the program for a total of approximately $10.2 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on October 1, 2024, to review fiscal first quarter results. The conference call will be broadcast live via the Internet and can be accessed at https://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, October 22, 2024.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

Forward-Looking Statements

This press release contains forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

*	Non-GAAP financial measure. See additional information in the accompanying Divisional Revenues.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%
(In millions, except per share data)	8/31/2024	8/31/2023	Change
Revenues	$11,589	$12,939	-10%
Cost of sales	6,332	7,219	-12%
Gross profit	5,257	5,720	-8%
Gross margin	45.4%	44.2%

Demand creation expense	1,226	1,069	15%
Operating overhead expense	2,822	3,047	-7%
Total selling and administrative expense	4,048	4,116	-2%
% of revenues	34.9%	31.8%

Interest expense (income), net	(43)	(34)	—
Other (income) expense, net	(55)	(10)	—
Income before income taxes	1,307	1,648	-21%
Income tax expense	256	198	29%
Effective tax rate	19.6%	12.0%

NET INCOME	$1,051	$1,450	-28%

Earnings per common share:
Basic	$0.70	$0.95	-26%
Diluted	$0.70	$0.94	-26%

Weighted average common shares outstanding:
Basic	1,497.7	1,528.4
Diluted	1,502.0	1,543.3

Dividends declared per common share	$0.370	$0.340

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31,	August 31,	% Change
(Dollars in millions)	2024	2023
ASSETS
Current assets:
Cash and equivalents	$8,485	$6,178	37%
Short-term investments	1,809	2,612	-31%
Accounts receivable, net	4,764	4,749	0%
Inventories	8,253	8,698	-5%
Prepaid expenses and other current assets	1,729	2,013	-14%
Total current assets	25,040	24,250	3%
Property, plant and equipment, net	4,948	5,109	-3%
Operating lease right-of-use assets, net	2,792	2,939	-5%
Identifiable intangible assets, net	259	272	-5%
Goodwill	240	281	-15%
Deferred income taxes and other assets	4,588	3,935	17%
TOTAL ASSETS	$37,867	$36,786	3%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,000	$—	100%
Notes payable	12	6	100%
Accounts payable	3,357	2,738	23%
Current portion of operating lease liabilities	491	435	13%
Accrued liabilities	5,075	4,987	2%
Income taxes payable	693	295	135%
Total current liabilities	10,628	8,461	26%
Long-term debt	7,998	8,929	-10%
Operating lease liabilities	2,625	2,807	-6%
Deferred income taxes and other liabilities	2,672	2,618	2%
Redeemable preferred stock	—	—	—
Shareholders’ equity	13,944	13,971	0%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,867	$36,786	3%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2024	8/31/2023	Change
North America
Footwear	$3,212	$3,733	-14%	-14%
Apparel	1,331	1,479	-10%	-10%
Equipment	283	211	34%	34%
Total	4,826	5,423	-11%	-11%
Europe, Middle East & Africa
Footwear	1,952	2,260	-14%	-12%
Apparel	993	1,137	-13%	-11%
Equipment	198	213	-7%	-6%
Total	3,143	3,610	-13%	-12%
Greater China
Footwear	1,246	1,287	-3%	-2%
Apparel	360	401	-10%	-9%
Equipment	60	47	28%	29%
Total	1,666	1,735	-4%	-3%
Asia Pacific & Latin America
Footwear	1,052	1,141	-8%	-3%
Apparel	348	371	-6%	-2%
Equipment	62	60	3%	9%
Total	1,462	1,572	-7%	-2%
Global Brand Divisions[2]	14	13	8%	20%
TOTAL NIKE BRAND	11,111	12,353	-10%	-9%
Converse	501	588	-15%	-14%
Corporate[3]	(23)	(2)	—	—
TOTAL NIKE, INC. REVENUES	$11,589	$12,939	-10%	-9%

TOTAL NIKE BRAND
Footwear	$7,462	$8,421	-11%	-10%
Apparel	3,032	3,388	-11%	-9%
Equipment	603	531	14%	15%
Global Brand Divisions[2]	14	13	8%	20%
TOTAL NIKE BRAND REVENUES	$11,111	$12,353	-10%	-9%
[1]The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company's central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2024	8/31/2023	Change
North America	$1,216	$1,434	-15%
Europe, Middle East & Africa	792	930	-15%
Greater China	502	525	-4%
Asia Pacific & Latin America	402	414	-3%
Global Brand Divisions[2]	(1,227)	(1,205)	-2%
TOTAL NIKE BRAND[1]	1,685	2,098	-20%
Converse	121	167	-28%
Corporate[3]	(542)	(651)	17%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,264	1,614	-22%
EBIT margin[1]	10.9%	12.5%
Interest expense (income), net	(43)	(34)	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,307	$1,648	-21%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as "EBIT"), which represents Net income before Interest expense (income), net and Income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.